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                                                                    EXHIBIT 5(a)

                                 THE GALAXY FUND

                               ADVISORY AGREEMENT

         AGREEMENT made as of May 19, 1994 between THE GALAXY FUND, a Massachusetts business trust, located in Worcester, Massachusetts ("Galaxy"), and FLEET INVESTMENT ADVISORS INC., a New York Corporation, located in Rochester, New York (the "Adviser").

         WHEREAS, Galaxy is registered as an open-end, diversified, management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

         WHEREAS, Galaxy desires to retain the Adviser as investment adviser to the Money Market Fund, Government Fund, Tax-Exempt Fund, U.S. Treasury Fund, Institutional Treasury Money Market Fund, Short-Term Bond Fund, Intermediate Bond Fund, High Quality Bond Fund, Corporate Bond Fund, Tax-Exempt Bond Fund, New York Municipal Bond Fund, Connecticut Municipal Bond Fund, Massachusetts Municipal Bond Fund, Rhode Island Municipal Bond Fund, Equity Value Fund, Equity Growth Fund, Equity Income Fund, International Equity Fund, Small Company Equity Fund and Asset Allocation Fund (individually, a "Fund," and collectively, the "Funds");

         NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

         1. Delivery of Documents. The Adviser acknowledges that it has received copies of each of the following as certified by Galaxy:

                  (a) Galaxy's Declaration of Trust, as filed with the State Secretary of the Commonwealth of Massachusetts on March 31, 1986 and all amendments thereto (such Declaration of Trust, as presently in effect and as it shall from time to time be amended, is herein called the "Declaration of Trust");

                  (b) Galaxy's Code of Regulations and any amendments thereto (such Code of Regulations, as presently in effect and as it shall from time to time be amended, is herein called the "Code of Regulations");

                  (c) Resolutions of Galaxy's Board of Trustees authorizing the appointment of the Adviser and approving this Agreement;

                  (d) Galaxy's Notification of Registration on Form N-8A under the 1940 Act as filed with the Securities and Exchange
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         Commission ("SEC") on April 14, 1986 and all amendments thereto;

                  (e) Galaxy's Registration Statement on Form N-1A under the Securities Act of 1933, as amended (the "1933 Act") (Registration No. 33-4806) and under the 1940 Act as filed with the SEC on April 14, 1986 and all amendments thereto; and

                  (f) Galaxy's most recent prospectuses with respect to the Funds (such prospectuses, as presently in effect and all amendments and supplements thereto, herein called "Prospectuses").

         Galaxy will furnish the Adviser from time to time with execution copies of all amendments of, or supplements to, the foregoing.

         2. Services. Galaxy hereby appoints the Adviser to act as investment adviser to the Funds for the period and on the terms set forth in this Agreement. Intending to be legally bound, the Adviser accepts such appointment and agrees to furnish the services required herein to the Funds for the compensation hereinafter provided.

         Subject to the supervision of Galaxy's Board of Trustees, the Adviser will provide with respect to the Funds a continuous investment program for each Fund, including investment research and management with respect to all securities and investments and cash equivalents in such Fund. The Adviser will determine from time to time what securities and other investments will be purchased, retained or sold by each Fund and will arrange for the purchase and sale of securities and other investments of each Fund. The Adviser will review, monitor and report to the Board of Trustees on the performance and investment procedures of any sub-adviser approved pursuant to Section 3; assist and consult with any sub-adviser in connection with a Fund's continuous investment program; approve lists of foreign countries which may be recommended by any sub-adviser for investment by the International Equity Fund; and provide the Board of Trustees and any sub-adviser with such information concerning relevant economic and political developments as the Adviser shall deem appropriate or as shall be requested by the Board of Trustees. The Adviser will provide the services under this Agreement in accordance with each Fund's investment objective, policies and restrictions as stated in the Prospectuses and resolutions of Galaxy's Board of Trustees applicable to such Fund.

         3. Sub-Adviser. It is understood that the Adviser may from time to time employ or associate with itself such person or persons as the Adviser believes to be fitted to assist it in the performance of this Agreement (herein a "Sub-Adviser"); provided,

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however, that the compensation of such person or persons shall be paid by the
Adviser and that the Adviser shall be as fully responsible to Galaxy for the acts and omissions of any such person as it is for its own acts and omissions; and provided, however, that the retention of any Sub-Adviser shall be approved as may be required by the 1940 Act.

         4. Covenants by Adviser. The Adviser agrees with respect to the services provided to each Fund that it:

                  (a) will conform with all Rules and Regulations of the SEC applicable to it as an investment adviser and will in addition conduct its activities under this agreement in accordance with those regulations of the Board of Governors of the Federal Reserve System pertaining to the investment advisory activities of bank holding companies which are applicable to the Adviser;

                  (b) will use the same skill and care in providing such services as it uses in providing services to other investment companies;

                  (c) will place orders pursuant to its investment determinations for the Funds either directly with the issuer or with any broker or dealer. In placing orders with brokers and dealers, the Adviser will attempt to obtain the best net price and the most favorable execution of its orders. Consistent with this obligation, when the execution and price offered by two or more brokers or dealers are comparable, the Adviser may, in its discretion, purchase and sell portfolio securities from and to brokers and dealers who provide Galaxy with research advice and other services. Except as permitted by the SEC, portfolio securities will not be purchased from or sold to the Adviser, the Funds' distributor (the "Distributor"), or any affiliated person of Galaxy, the Adviser, or the Distributor, provided, however, that subject to the provisions of this paragraph and to the extent permitted by law, the Adviser may purchase or sell portfolio securities through the Distributor or an affiliate of the Distributor or the Adviser acting as broker;

                  (d) will maintain all books and records with respect to the securities transactions for the Funds, keep Galaxy's books of account with respect to the Funds and furnish Galaxy's Board of Trustees such periodic and special reports as the Board may request with respect to the Funds;

                  (e) will treat confidentially and as proprietary information of Galaxy all records and other information relative to the Funds and prior, present or potential shareholders, and will not use such records and information for any purpose other than performance of its

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         responsibilities and duties hereunder (except after prior notification to and approval in writing by Galaxy, which approval shall not be unreasonably withheld and may not be withheld and will be deemed granted where the Adviser may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by Galaxy).

         5. Services Not Exclusive. The services furnished by the Adviser hereunder are deemed not to be exclusive, and nothing in this Agreement shall
(i) prevent the Adviser or any affiliated person (as defined in the 1940 Act) of the Adviser from acting as investment adviser or manager for any other person or persons, including other management investment companies with investment objectives and policies the same as or similar to those of any Fund or (ii) limit or restrict the Adviser or any such affiliated person from buying, selling or trading any securities or other investments (including any securities or other investments which any Fund is eligible to buy) for its or their own accounts or for the accounts of others for whom it or they may be acting; provided, however, that the Adviser agrees that it will not undertake any activities which, in its judgment, will adversely affect the performance of its obligations to the Funds under this Agreement.

         6. Books and Records. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Adviser hereby agrees that all records which it maintains for the Funds are the property of Galaxy and further agrees to surrender promptly to Galaxy any of such records upon Galaxy's request. The Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act.

         7. Expenses. During the term of this Agreement, the Adviser will pay all expenses incurred by it in connection with its activities under this Agreement other than the cost of securities (including brokerage commissions, if any) purchased for the Funds.

         8. Compensation. For the services provided and the expenses assumed with respect to the Funds pursuant to this Agreement, Galaxy will pay the Adviser from the assets belonging to the Fund involved and the Adviser will accept as full compensation therefor fees, computed daily and paid monthly, at an annual rate of .40% of the net assets of the Money Market, Government and Tax-Exempt Funds; .40% of the first $750,000,000 of net assets of the U.S. Treasury Fund plus .35% of net assets of such Fund in excess of $750,000,000;
 .20% of the net assets of the International Treasury Money Market Fund; .75% of the net assets of the Short-Term Bond, Intermediate Bond, High Quality

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Bond, Corporate Bond, Tax-Exempt Bond, New York Municipal Bond, Connecticut
Municipal Bond, Massachusetts Municipal Bond, Rhode Island Municipal Bond, Equity Value, Equity Growth, Equity Income, Small Company Equity and Asset Allocation Funds; and 1.15% of the first $50 million of the International Equity Fund's average daily net assets, plus .95% of the next $50 million of such assets, plus .85% of net assets in excess of $100 million.

            If in any fiscal year the aggregate expenses of any Fund (as defined under the securities regulations of any state having jurisdiction over each
Fund) exceed the expense limitations of any such state, the Adviser will reimburse Galaxy for such excess expenses to the extent described in any written undertaking provided by the Adviser to such state.

         9. Limitation of Liability. The Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by Galaxy, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services or a loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Adviser in the performance of its duties or from reckless disregard of its obligations and duties under this Agreement.

         10. Duration and Termination. This Agreement shall become effective with respect to each Fund on the day such Fund first commences the public offering of its shares and, unless sooner terminated, shall continue in effect until August 10, 1995. Thereafter, if not terminated, this Agreement shall continue in effect with respect to a particular Fund for successive twelve month periods ending on August 10, provided such continuance is specifically approved at least annually (a) by the vote of a majority of those members of Galaxy's Board of Trustees who are not parties to this Agreement, or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (b) by Galaxy's Board of Trustees or by the vote of a majority of the outstanding voting securities of such Fund. Notwithstanding the foregoing, this Agreement may be terminated as to any Fund at any time, without the payment of any penalty, by Galaxy's Board of Trustees or by vote of a majority of the outstanding voting securities of such Fund, or by the Adviser, on 60 days' written notice (which notice may be waived by the party entitled to receive the same). This Agreement will immediately terminate in the event of its assignment. (As used in this Agreement, the terms "majority of the outstanding voting securities," "interested persons" and "assignment" shall have the same meaning as such terms in the 1940 Act.)

         11. Amendment of this Agreement. No provisions of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or

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termination is sought. No amendment of this Agreement shall be effective with respect to a particular Fund until approved by the vote of a majority of the outstanding voting securities of that Fund.

         12. Miscellaneous. The Adviser expressly agrees that notwithstanding the termination of or failure to continue this Agreement with respect to a particular Fund, the Adviser shall continue to be legally bound to provide the services required herein for the other Funds for the period and on the terms set forth in this Agreement.

            The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

            This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and shall be governed by New York law.

         13. Names. The names "The Galaxy Fund" and "Trustees of The Galaxy Fund" refer respectively to the Trust created and the Trustees, as trustees but not individually or personally, acting from time to time under a Declaration of Trust dated March 31, 1986 which is hereby referred to and a copy of which is on file at the office of the State Secretary of the Commonwealth of Massachusetts and the principal office of Galaxy. The obligations of "The Galaxy Fund" entered into the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, shareholders, or representatives of Galaxy personally, but bind only the property of Galaxy, and all persons dealing with any class of shares of Galaxy must look solely to the property of Galaxy belonging to such class for the enforcement of any claims against Galaxy.

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                  IN WITNESS WHEREOF, the parties hereto have caused this
instrument to be executed by their officers designated below as of the day and year first above written.


                                      THE GALAXY FUND


                                      By /s/ John T. O'Neill
                                         ---------------------------
                                         President


                                      FLEET INVESTMENT ADVISORS INC.


                                      By /s/ James A Knauf, Jr.
                                         ---------------------------




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